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iConsumer
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45,000+ Stores & Brand | Search | My Stores | Departments | All Stores | Coupons

ex: QVC, Staples, Priceline, shoes, laptop, pet, gucci


Save - Coupons & Deals
Earn - Cash Back Rebates from 1600+ Stores
Own - Earn 100 Shares Today, & more as you shop!
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Today's Top Deals

Canvas People	food	Save up to 90% on books	
80% off Canvas items.	Up to 86% off Outlet Sale.	Up to 90% off Textbook Rentals.	Clearance Event Up to 85% off.
Expires: May 30, 2016	Expires: April 30, 2016 9 days left	Ongoing	Expires: April 25, 2016 3 days left
Special Rate Cash Back Rebate	7.2% Cash Back Rebate	4% Cash Back Rebate	10.4% Cash Back Rebate

New Stores

HSAstore.com — HSAstore — 1.6% Cash Back Rebate

MISSGUIDED — Missguided — 6.4% Cash Back Rebate

TLF — TLF Apparel — 6.4% Cash Back Rebate

PLONK wine club — Plonk Wine Club — Special Rate Cash Back Rebate

Today's Top Stores

Walmart | Staples

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Save + Earn + Own

Save money with valuable coupons and deals.

Earn up to 30% Cash Back on every purchase at more than 1,700 of the best online stores.

Earn iConsumer.com stock with every purchase you make and with every friend you recruit.

*Disclaimer

1. Sign up! It's free, fast, and easy.
2. Click on a coupon or deal at your favorite store with Cash Back on iConsumer.com, and we'll send you to the site so you can start shopping.
3. After your purchase, we'll notify you once your Cash Back is in your iConsumer.com account.
4. Once you've earned enough Cash Back, we will send you a check in the mail and you'll earn shares in the company.

Disclaimer

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM https://www.sec.gov/Archives/edgar/data/1652350/000164460016000114/0001644600-16-000114-index.htm.